UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2016

KBS GROWTH & INCOME REIT, INC.
(Exact Name of Registrant as Specified in Its Charter)
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Maryland	333-207471	47-2778257
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 Newport Center Drive, Suite 700
Newport Beach, California 92660
(Address of principal executive offices)

Registrant's telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
Contract of Purchase and Sale for The Offices at Greenhouse
On September 21, 2016, KBS Growth & Income REIT, Inc., (the “Company”), through an indirect wholly owned subsidiary (the “Buyer”), entered into a contract of purchase and sale to acquire a five-story Class A office building containing 203,221 rentable square feet located on approximately 4.6 acres of land in Houston, Texas (“The Offices at Greenhouse”). On September 19, 2016, the Company’s external advisor, KBS Capital Advisors LLC (the “Advisor”) entered into a contract of purchase and sale (the “Agreement”) with Greenhouse Office Investors I, LLC (the “Seller”) to purchase The Offices at Greenhouse and on September 21, 2016, the Advisor assigned the Agreement to the Buyer. The Seller is not affiliated with the Company or the Advisor.
The contractual purchase price of The Offices at Greenhouse is approximately $47.0 million plus closing costs.  The Company intends to fund the purchase of The Offices at Greenhouse with proceeds from the primary portion of its now terminated private offering, its ongoing initial public offering and proceeds from a mortgage loan from an unaffiliated lender. The Company is currently negotiating the terms of the mortgage loan. Pursuant to the Agreement, the Company would be obligated to purchase the property only after satisfaction of agreed upon closing conditions. There can be no assurance that the Company will complete the acquisition. As of September 23, 2016, the Company had made a deposit of $1.0 million and, in some circumstances, if the Company fails to complete the acquisition, it may forfeit up to $1.0 million of earnest money.
The Offices at Greenhouse was built in 2014. As of September 1, 2016, The Offices at Greenhouse was approximately 94% leased to six tenants. The current aggregate annual effective base rent, which is calculated as the annualized contractual base rental income (net of rental abatements), for the tenants of The Offices at Greenhouse is approximately $3.6 million. The current weighted-average remaining lease term for the tenants is approximately 7.8 years. The current weighted-average rental rate (net of rental abatements) over the remaining lease term is $21.41 per square foot.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS GROWTH & INCOME REIT, INC.

Dated: September 26, 2016	BY:	/s/ Jeffrey K. Waldvogel
Jeffrey K. Waldvogel
Chief Financial Officer